Exhibit 1.2

Fourth Amended and Restated Revolving Note

U.S. $45,000,000.00	April 1, 2024

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”), hereby promises to pay to BMO Bank N.A. (f/k/a BMO Harris Bank N.A.), a national banking association (“Bank”), at the principal office of the Bank located in Milwaukee, Wisconsin (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of Forty Five Million and No/100 Dollars ($45,000,000.00) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement (as defined below), together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Fourth Amended and Restated Revolving Note (this “Note”) is one of the Revolving Notes referred to in the Credit Agreement dated as of June 29, 2018, between Borrower and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

This Note is an amendment and restatement of that certain Third Amended and Restated Revolving Note dated as of February 28, 2022, issued by Borrower and payable to the order of the Bank, in the principal amount of $40,000,000 (the “Original Note”), and this Note is a continuation of the indebtedness evidenced by the Original Note but is limited by the face amount of this Note. This Note is not intended as and shall not be construed as a repayment, novation or refinancing of the Original Note, or the indebtedness evidenced thereby.

[Signature Page Follows]

TWIN DISC, INCORPORATED

By	/s/ Jeffrey Knutson
Name: Jeffrey Knutson
Title: Vice President – Finance and Chief Financial Officer